Nevada Gold in Discussions to Purchase Selected Assets of SunCruz Casinos

Oceans Casino Cruises has Ceased Operations of SunCruz Casinos

HOUSTON, December 18, 2009 – Nevada Gold & Casinos, Inc. (NYSE Amex: UWN) announced today that Oceans Casino Cruises, Inc., owner of SunCruz Casinos, decided to cease operations of its casino cruises effective December 15, 2009.  In November of 2008, Nevada Gold was engaged by Oceans Casino Cruises, Inc. to provide management services to SunCruz Casinos. Although its management contract is currently in effect its future status is uncertain.

Nevada Gold is currently in discussions to purchase selected assets from Oceans Casino Cruises, Inc.  These discussions are subject to numerous conditions and there can be no assurance they will result in the purchase of any assets.

Robert Sturges, CEO of Nevada Gold stated, "We recognize these are difficult times for the employees of Oceans Casino Cruises, Inc. We hope to have the opportunity to work with these employees after our acquisition discussions are complete.”

About Nevada Gold
Nevada Gold & Casinos, Inc. (NYSE Amex: UWN) of Houston, Texas is a developer, owner and operator of gaming facilities in Colorado, Washington and the southeastern United States. The Colorado Grande Casino in Cripple Creek, Colorado, the Crazy Moose Casino in Pasco, Washington, the Coyote Bob’s Roadhouse Casino in Kennewick, Washington and the Crazy Moose Casino in Mountlake Terrace, Washington are wholly owned and operated by Nevada Gold. The Company has an interest in Buena Vista Development Company, LLC which is working with the Buena Vista Rancheria of Me-Wuk Indians on a Native American casino project to be developed in the city of Ione, California. The Company also has a management contract with Oceans Casino Cruises, Inc., owner of SunCruz Casinos. For more information, visit www.nevadagold.com.

CONTACT:

Nevada Gold & Casinos, Inc.
Robert B. Sturges, CEO or Jim Kohn, CFO
(713) 621-2245

or

ICR
Don Duffy
(203) 682-8200